Exhibit 99.1

For Immediate Release For Further Information Contact: Roy A. Fletcher, Investor Relations Crusader Energy Group Inc. (405) 241-1847
CRUSADER ENERGY GROUP REPORTS OPERATIONAL UPDATE
FOR THE THIRD QUARTER 2008
OKLAHOMA CITY, OKLAHOMA, November 6, 2008: Crusader Energy Group Inc. (AMEX:KRU) today provides an operational update for the third quarter of 2008. Also, we remind the public that our conference call to discuss the financial results for the third quarter will be held on November 10, 2008.
GENERAL OPERATIONAL HIGHLIGHTS
•	Production increased 128% compared to 3rd quarter of 2007 and 59% over 2nd quarter of 2008

•	Current production approximates 34 Mmcfe per day

•	Crusader continues its 100% success rate in the development of its Cleveland Tight Sand development project(s) in the Anadarko Basin located in western Oklahoma and the Texas panhandle.

•	Crusader finds early success in its Bakken-Three Forks/Sanish Project in the Williston Basin and in its Shale Play in the Delaware Basin in the Permian Basin

•	Crusader completed 38 gross wells (20.8 net) during the third quarter in the Anadarko Basin. At September 30, 2008, 18 gross wells (6.91 net) were waiting to be completed which should occur during the fourth quarter.

•	Currently 7 drilling rigs are active on operated properties (1 in Williston Basin, 1 in Permian Basin and 5 in Anadarko Basin) and 7 drilling rigs are active on non-operated properties (1 in Williston Basin, 1 in Permian Basin, 1 in Ft. Worth Basin and 4 in Anadarko Basin)
CLEVELAND TIGHT SAND DEVELOPMENT
Crusader has now drilled (46) successful wells to date in the horizontal development of the Cleveland sand which is a silty, tight, Pennsylvanian aged sand located in western Oklahoma and the Texas panhandle. This horizontal drilling program utilizes the implementation of Crusader’s multi-fracturing, multi-isolation techniques that have yielded results averaging 4-5X the natural gas production, and 8-10X the crude oil production when comparing these horizontal wells with their predecessor vertical wells that were attempted in the past. Recently, Crusader has added another technique that could improve the performance of these excellent wells even further with employing the “SimulFrac” technique that has proved successful in the Ft. Worth Basin’s Barnett Shale formation. The technique involves the simultaneous or near simultaneous fracture treating of two horizontal wells that are side by side geographically. Crusader tested this practice during the quarter and yielded excellent results. The Bay 2H-15 showed initial performance of 930 bopd, 1,397 mcfd while its offset, Kelln 2H-14 came online for 904 bopd, and 1,109 mcfd. Crusader is currently operating two drilling rigs in this project. This development is focused in Ellis and Roger Mills Counties, Oklahoma and Lipscomb, Hemphill, and Ochiltree Counties, Texas.

BAKKEN — THREE FORKS/SANISH DEVELOPMENT
Crusader completed the Flames 1-4H well in Richland County, Montana during the quarter and is currently completing and testing the Canucks 1-13H, and drilling the Oilers 1-10H. Also, Crusader holds a 25% non-operated working interest in the Joe G 44-25X (XTO/Headington Legacy) which has been drilled to total measured depth of 21,145’ and will begin completion operations this week. Charlie Paulson, Crusader’s Vice President of Engineering commented, “The Flames well, by all indications, exceeds our projected reserves ... We now are estimating the ultimate reserves for this well to be approximately 350,000BOE.” Plans are to continue the one rig drilling program and array the wells in such a manner as to test the full extent of the Crusader acreage position. For example, the Flames and Canucks wells are five miles apart. Crusader is landing the lateral section of the wells in the Three Forks/Sanish horizon and drilling an approximate 4,000 feet horizontal in this project. Crusader holds approximately 37,000 gross acres/28,000 net acres in the trend in Richland County, Montana and McKenzie County, North Dakota.
DELAWARE BASIN DEVELOPMENT
Crusader continues to successfully develop its 192,000 acre joint venture with Chesapeake in the basin evidenced by the most recent completion in the third quarter of the Noble State 72-32 1H well which initially went on line at 6,300 mcfpd rate with a flowing tubing pressure of over 2500 psig. Crusader completed its first, vertical test of the Woodford and Barnett Shales in the Denman State 1-26 well that had initial production 4,400 mcfpd with approximately 2,000 psig of flowing tubing pressure. This well was completed on the 26,000 acre joint venture with Conoco-Phillips. Paul Legg, Crusader’s COO stated, “We were very pleased with the performance of the initial, operated well in the play.” He further noted, “... As we drill for these rich shale horizons, it was always our hope that we would uncover a variety of conventional target plays. In the Denman well, we have significant Atoka Sand pay behind pipe that is estimated using the log metrics and areal extent as identified by 3D to potentially yield an additional 5-8 BCFE.” Crusader holds approximately 220,000 gross acres/40,000 net acres in the Delaware Basin in the two joint ventures located primarily in Reeves County, Texas.
MANAGEMENT COMMENTS
Commenting on the announcement, David D. Le Norman, Crusader’s President and CEO, said, “We are excited with the drilling results in the Williston Basin and in the Delaware Basin. We believe our acreage will create significant shareholder value while providing future growth in production and reserves for the foreseeable future. Additionally, we continue to achieve positive drilling results and increase production in the Anadarko Basin, primarily in the Cleveland Tight Sand play. Other developments include the completion of the acquisition of our 105 square mile, Yellow Dog 3D in southern Louisiana located in St. Charles Parish as well as the acquisition of our 310 square mile 3D in Crusader’s Manhattan project in west Texas’ Val Verde Basin in Pecos and Terrell Counties. “ Le Norman further stated, “Crusader continues to replicate its horizontal drilling, multi-fracturing/isolation completion techniques while scaling them in each of these plays. Crusader currently holds approximately 1,000,000 gross acres/480,000 net acres in various plays and has made great strides in the third quarter in proving up the concept and its associated acreage in various projects while continuing to high grade through additions and subtractions the development of its enviable position.”
ABOUT CRUSADER ENERGY
Oklahoma City-based Crusader Energy Group Inc. is an oil and gas company with assets focused in various producing domestic basins. The company has a primary focus on the development of unconventional resource plays which includes the application of horizontal drilling and cutting edge completion technology aimed at developing shale and tight sand reservoirs. The Crusader assets are located in various domestic basins, the majority of which are in the Anadarko Basin and Central Uplift, Ft. Worth Basin Barnett Shale, Delaware Basin, Val Verde Basin, and the Bakken Shale of the Williston Basin.
For other information regarding Crusader, please visit the Company’s Internet Web site at http://www.crusaderenergy.com. In addition to SEC filings and press releases, the Company posts materials of general interest to investors including any current investor meeting information or Crusader conference or analyst presentations.
FORWARD-LOOKING STATEMENT DISCLOSURE
This press release contains “forward-looking statements” within the meaning of the Federal securities laws and regulations. Forward-looking statements are estimates and predictions by management about the future outcome of events and conditions that could affect Crusader’s business, financial condition and results of operations. We use words such as, “will,” “should,” “could,” “plans,” “expects,” “likely,” “anticipates,” “intends,” “believes,” “estimates,” “may,” and other words of similar expression to indicate forward-looking statements.
There is no assurance that the estimates and predictions contained in our forward-looking statements will occur or be achieved as predicted. Any number of factors could cause actual results to differ materially from those referred to in a forward-looking statement, including drilling risks, operating hazards and other uncertainties inherent in the exploration for, and development and production of, oil and natural gas; volatility in oil and natural gas prices, including the adverse impact of lower prices on the amount of our cash flow available to meet capital expenditures, our ability to borrow and raise capital and on the values attributed to our proven reserves; drilling and operating risks in the unconventional shales and other reservoirs in which we operate, including uncertainties in interpreting engineering, reservoir and reserve data; the availability of technical personnel and drilling equipment; the timing and installation of processing and treatment facilities, third-party pipelines and other transportation facilities and equipment; changes in interest rates; and increasing production costs and other expenses.
Further information on risks and uncertainties affecting our business is described under Risk Factors in this report and are also available in our reports filed with the SEC which are incorporated by this reference as though fully set forth herein. We undertake no obligation to publicly update or revise any forward-looking statement.